                                                                    EXHIBIT 99.8



              AT&T ANNUAL MEETING OF SHAREHOLDERS -- JULY 10, 2002


                 IMPORTANT INFORMATION ABOUT VOTING PROCEDURES
                             FOR AT&T SHAREHOLDERS

Dear AT&T Shareholder,

     Enclosed is an important Proxy Statement/Prospectus. It is critical that you read the information carefully and vote your proxy.


     IT IS IMPORTANT THAT YOU FULLY UNDERSTAND THESE PROPOSALS BEFORE YOU VOTE. In Chapter One, you will find Questions and Answers on pages I-1--I-7, a Summary section on page I-8 and Risk Factors on pages I-30--I-57 that will get you started. However, we encourage you to thoroughly read the document before casting your vote.


     IF YOU HAVE ELECTED TO ACCESS THESE DOCUMENTS ELECTRONICALLY IN LIEU OF RECEIVING PAPER COPIES, YOU MAY VIEW THESE DOCUMENTS AT WWW.ATT.COM/IR.

                            YOUR VOTE IS IMPORTANT!

VOTING ITEMS

     As part of the Annual Meeting process, shareholders are being asked to vote on several proposals:

     - Election of directors

     - Ratification of auditors


     - Items related to the proposed merger of AT&T Broadband and Comcast Corporation and the AT&T Comcast charter


     - Items related to the proposed creation of an AT&T Consumer Services tracking stock

     - One-for-five reverse stock split

     - Five shareholder proposals

               YOUR VOTE IS IMPORTANT ON ALL OF THESE PROPOSALS.


               APPROVAL OF THE AT&T COMCAST CHARTER IS A CONDITION TO COMPLETION OF THE PROPOSED MERGER OF AT&T BROADBAND AND COMCAST. THEREFORE, IF AT&T SHAREHOLDERS WISH TO APPROVE THE PROPOSED MERGER OF AT&T BROADBAND AND COMCAST, THEY MUST ALSO APPROVE THE AT&T COMCAST CHARTER.

VOTE NOW!

MAKE SURE YOUR VOTE IS COUNTED!

THREE EASY WAYS TO VOTE

     - VOTE BY TELEPHONE

     - VOTE ON THE INTERNET

     - MAIL IN YOUR PROXY CARD


     Most shareholders are now able to vote their proxies by telephone or via the Internet. Please refer to your proxy card (or voting instruction form if your shares are held in a bank or brokerage account) to determine if you can use one of these convenient and secure electronic forms of voting. If you vote by telephone or Internet, it is not necessary to return your proxy card. Your vote must be received in time for the Annual Meeting on July 10, 2002.



     - PLEASE NOTE THAT IF YOU TAKE NO ACTION IT WILL, IN EFFECT, BE COUNTED AS A VOTE AGAINST THE MERGER TRANSACTION AND THE TRACKING STOCK PROPOSAL.


     If your shares are held in a bank or brokerage account, you still need to take action for your vote to be counted. Your investment representative cannot vote your shares for you with respect to certain management proposals -- you must inform your broker of your vote by submitting the voting instruction form according to the directions provided.

NEED MORE INFORMATION?


     The proxy statement/prospectus explains in detail how the approval of the proposals will affect shareholders. If you need further clarification, another copy of the proxy statement/prospectus, or a proxy card, contact the AT&T Proxy Information Center at 1-866-777-9124, or visit the AT&T Investor Relations web site at www.att.com/ir. Banks and brokers can call 1-212-440-9800 for more information.